Press Release

Contact:
Kathy Ta
Vice President, Investor Relations
(408) 601-5697

MAXIM INTEGRATED APPOINTS BRIAN C. WHITE AS CHIEF FINANCIAL OFFICIER

SAN JOSE, CA - July 30, 2019 - Maxim Integrated Products, Inc. (NASDAQ: MXIM) today announced that Brian C. White will join Maxim on August 12, 2019. He will be appointed chief financial officer (CFO) after the filing of Maxim’s fiscal year 2019 Annual Report, estimated to be filed on August 16. Maxim Integrated’s current CFO, Bruce Kiddoo, will serve in an advisory role through October 2, 2019, after which he will retire to support non-profit causes.
Mr. White has more than 30 years of experience in finance, corporate strategy and business development, product line management, and public accounting. Most recently, he was the CFO at Integrated Device Technology (IDT) for almost six years, where he drove industry-leading improvements in financial results and value creation. Prior to his role as CFO, he served as IDT’s vice president of finance and treasurer for six years. Additionally, Mr. White has held a variety of financial and operational management positions at companies including Hitachi GST, IBM and Deloitte. He has a B.A. in Business Administration from Seattle University and an M.B.A. from the University of Notre Dame.
“I’m very pleased to welcome Brian as our new CFO. Brian’s extensive financial management experience and impressive record of improving operations will serve Maxim well,” said Tunç Doluca, President and Chief Executive Officer.

“I'm excited to take on the CFO role at Maxim given its exceptionally strong market position, rich history of innovation, and opportunities to grow in the future,” said Mr. White.

About Maxim Integrated
Maxim Integrated develops innovative analog and mixed-signal products and technologies to make systems smaller and smarter, with enhanced security and increased energy efficiency. We are empowering design innovation for our automotive, industrial, healthcare, mobile consumer, and cloud data center customers to deliver industry-leading solutions that help change the world. Learn more at
https://www.maximintegrated.com.

SOURCE: Maxim Integrated Investor Relations